Exhibit 99.4

RULE 10b5-1 PLAN

This Rule 10b5-1 Plan is entered into as of June 9, 2015 (the “Plan”), by and between SCHULER FAMILY GST TRUST DTD 06/06/03 (“Seller”) and William Blair & Company, L.L.C. (the “Broker-Dealer”).

WHEREAS, the Seller desires to establish the Plan to sell shares of common stock, par value $.01 per share (the “Stock”), of KCG Holdings, Inc. (the “Issuer”) owned by Seller in conformity with the requirements of Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the Seller desires to engage Broker-Dealer to effect sales of shares of Stock owned by Seller in accordance with the Plan to facilitate the orderly disposition of a portion of Seller’s holdings.

NOW, THEREFORE, in consideration of the foregoing premises and the terms, conditions and other agreements set forth herein, Seller and Broker-Dealer hereby agree as follows:

Section 1:

SALES OF STOCK

1.1 Appointment. Seller hereby appoints Broker-Dealer to sell Stock pursuant to the terms and conditions set forth in this Plan. Subject to such terms and conditions, Broker-Dealer accepts such engagement.

1.2. Amount, Price and Date Information. Beginning on July 10, 2015, Broker-Dealer shall attempt to sell 902,176 shares of Stock (the “Sale Amount”) on the Trading Days (as defined herein), provided, however, that Broker-Dealer shall not effect any sale of Stock at a price (excluding commissions) less than $ per share (the “Minimum Sale Price”).

In the event Broker-Dealer is unable to sell any portion of the Sale Amount at or above the Minimum Sale Price on the first Trading Day of the term of this agreement, Broker-Dealer shall attempt to sell the Sale Amount on the next Trading Day and each subsequent Trading Day on which the stock price reaches the Minimum Sale Price.

Seller acknowledges that the Stock may be illiquid and price volatility may occur. Broker-Dealer may seek to minimize price volatility and negative price impact on the Stock through various means including limiting the number of shares sold per day, or attempting sales at price limits higher than the Minimum Sale Price. Accordingly, Seller acknowledges and agrees that Broker-Dealer shall have no liability if sales of the shares do not occur even if the price of the Stock is from time to time in excess of the Minimum Sale Price.

1.3 Trading Days. Broker-Dealer shall only effect sales of Stock, as prescribed in Section 1.2 above, on days on which the Principal Exchange is open and the Stock trades regular way on the Principal Exchange (each such day being a “Trading Day”). As used herein, the term “Principal Exchange” means, as of a given date, the principal securities exchange or trading market on which the Stock is then listed for trading or quotation.

1.4 Exception. Subject to the restrictions set forth in Section 1.2 above, Broker-Dealer shall sell the Sale Amount on each Trading Day under ordinary principles of best execution at the then-prevailing market price. Seller acknowledges that various shareholders of Issuer Stock may be party to similar selling plans with Broker-Dealer pursuant to which sales may take place contemporaneously, and Broker-Dealer shall use reasonable efforts (i) not to discriminate against, or favor, any such shareholder, and (ii) to allocate available sales opportunities to all such shareholders whose plans dictate concurrent sales in an equitable and ratable manner.

1.5 Adjustment. The Sale Amount and the Minimum Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Plan.

1.6 Market Disruptions and Other Trading Restrictions. Broker-Dealer shall not sell Stock under this Plan at any time when:

(a) Broker-Dealer, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred;

(b) Broker-Dealer, in its sole discretion, has determined that it is prohibited from doing so by legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller’s affiliates (other than any such restriction related to Seller’s possession or alleged possession of material, non-public information about the Issuer or the Stock);

(c) Broker-Dealer has received notice from the Issuer or Seller of the occurrence of any event contemplated by Section 3.10; or

(d) Broker-Dealer has received notice from Seller to terminate the plan in accordance with Section 2.2.

Section 2:

TERM AND TERMINATION

2.1 Term. This Plan shall become effective on July 10, 2015 (the “Commencement Date”) and shall terminate in accordance with Section 2.2 or 2.3 below.

2.2 Termination By Either Party. Either party may terminate the Plan at any time by providing written notice no less than five Trading Days prior to the effective date of such termination (notwithstanding the fact that Seller may be aware of material, non-public information at the time of termination).

2.3 Automatic Termination. The Plan shall automatically terminate upon the earlier of the close of trading on July 11, 2016, or one of the following events: (a) all shares of Stock are sold pursuant to the Plan; or (b) the dissolution of the Seller; provided, that notice of such dissolution is given to the Broker-Dealer.

Section 3:

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Lack of Inside Information; Good Faith. Seller represents that, as of the date of this Plan, Seller is not aware of material, non-public information with respect to the Issuer or any securities of the Issuer, including the Stock, and is entering into the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder.

3.2 Compliance with Insider Trading Policy. Seller represents that Seller is currently able to sell shares of Stock in accordance with the Issuer’s insider trading policy and, to the extent required thereby, Seller has obtained the approval of the Issuer to enter into the Plan.

3.3 Lack of Subsequent Influence. Seller understands and agrees that Seller will not exert any influence over how, when or whether to effect any sales in Stock pursuant to the Plan.

3.4 Amendments. Seller understands and agrees that the Plan may not be amended while Seller is aware of material, non-public information or during certain restricted periods as specified by Issuer’s insider trading policies.

3.5 Notice of Other Sales. Seller agrees to provide written notice to Broker-Dealer of sales of Stock by Seller or Seller’s affiliates, other than (i) those made pursuant to this Plan and (ii) those made by any affiliate of Seller under a Rule 10b5-1 Plan with Broker-Dealer, not less than one Trading Day prior to initiating any such sale.

3.6 Broker-Dealer Inquiries. Seller authorizes Broker-Dealer and its agents and representatives to make any inquiry or inquiries of the Issuer, the Issuer’s transfer agent or the Issuer’s counsel which Broker-Dealer may deem necessary or advisable in connection with any proposed sale of Stock.

3.7 Future Stock Legend Removal. Seller understands and agrees that Seller will receive the proceeds of any sale only if and when the shares sold are received by Broker-Dealer in good deliverable form and no earlier than the settlement date. In furtherance of the foregoing, prior to the Commencement Date, Seller will request that the Issuer remove any restrictive legends on the certificates representing the Stock (a “Future Tense Legend Removal”) and will make such representations to the Issuer as are reasonably necessary to accomplish the Future Tense Legend Removal.

3.8 Exchange Act Reporting and Short-Swing Profit Liability. Seller understands and agrees that Seller shall be responsible for completing and filing all forms, if any, required by Sections 13(d), 13(g) and 16(a) of the Exchange Act. Seller further agrees that it is solely responsible for any violations of the provisions contained in Section 16(b) of the Exchange Act.

3.9 No Conflicts. Seller is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Broker-Dealer from selling Stock pursuant to the Plan.

3.10 Notice of Certain Events. If, at any time during the term of this Plan, (i) a legal, contractual or regulatory restriction that is applicable to the Issuer, any affiliate of the Issuer, Seller or Seller’s affiliates, including, without limitation, a stock offering requiring an affiliate lock-up, would prohibit or limit Seller’s sale of Stock, or (ii) a material event or circumstance involving the Issuer occurs and as a result sales of Stock by Seller could reasonably be expected to impose material adverse consequences upon the Issuer and as a result the Issuer determines in good faith that sales under the Plan should be suspended, then the Issuer or Seller shall give Broker-Dealer notice of such restriction or circumstance as soon as practicable. Such notice shall indicate the anticipated duration of the restriction on sales under the Plan (the “Suspension Period”), but shall not include any other information about the nature of the restriction, or its applicability to Seller and shall not in any way communicate any material, non-public information about the Issuer or its securities to Broker-Dealer. Sales under this Plan shall be suspended during the Suspension Period and until Broker-Dealer receives a notice from the Issuer or the Seller that sales may recommence because the legal, contractual or regulatory restriction that was applicable to Seller or Seller’s affiliates no longer prohibits sales hereunder, or the event or circumstance affecting the Issuer has abated.

3.11 No Encumbrances. The shares of Stock to be sold under this Plan are owned free and clear by Seller and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the “Securities Act”).

3.12 No Hedging. While this Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock covered by this Plan.

3.13 No Contravention. The execution and delivery of this Plan by Seller and the transactions contemplated by this Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller’s affiliates.

Section 4:

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Compliance with Rule 144. Broker-Dealer agrees to effect all sales in accordance with the manner of sale requirement of Rule 144 under the Securities Act of 1933, as amended. In no event shall Broker-Dealer effect any sale if such sale would exceed the then applicable volume limitation under Rule 144, provided that the sales under the Plan and the other sales notified to Broker-Dealer or of which Broker-Dealer is otherwise aware pursuant to Section 3.5 are the only sales subject to the volume limitation and that the Seller does not take any action that would cause any sales to violate Rule 144. Seller shall be responsible for completing on behalf of Seller the required Form 144s and shall provide a Form 144 filing, as required, to the Broker-Dealer for filing at the beginning of each three-month period during the term of the Plan.1 Seller hereby appoints Broker-Dealer as agent and attorney-in-fact to complete, execute, file and submit on behalf of Seller all required Forms 144.

[1]	To effect a sale pursuant to Rule 144, insiders must, among other things, file a Form 144 concurrently with the placing with a broker of an order to execute the sale. Once filed with the SEC, a Form 144 is effective for three months.

4.2 Compliance with Rule 10b5-1(c)(2). Broker-Dealer represents that it has established reasonable policies and procedures to ensure that its agents and representatives responsible for executing sales of Stock pursuant to this Plan do not violate the insider trading laws.

4.3 Notice of Sales. Broker-Dealer agrees to provide notice via email to Seller and Issuer of each sale executed pursuant to this Plan no later than the first Trading Day following the sale.

Section 5:

MISCELLANEOUS

5.1 Compliance with Rule 10b5-1. It is the intent of the Seller and Broker-Dealer that the Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). Seller and Broker-Dealer agree that, to the extent permitted under applicable law and the Issuer’s insider trading compliance policies, the Plan shall be deemed modified when necessary to ensure compliance with Rule 10b5-1 without requiring any further action on the part of either Seller or Broker-Dealer.

5.2 Communications. Seller shall not directly or indirectly discuss matters relating to the Issuer, its results of operations, financial condition, business or prospects with any agent or representative of Broker-Dealer responsible for effecting sales pursuant to the Plan. Notwithstanding the foregoing, in reliance on Broker-Dealer’s representations in Section 4.2 herein, this Plan shall not limit or restrict Seller’s or Issuer’s ability to engage in discussions of material, non-public information, including with respect to the Issuer, its results of operations, financial condition, or business or prospects, with agents or representatives of Broker-Dealer who are not responsible for, or in a position to influence, sales under the Plan.

5.3 Modifications and Amendments. Subject to Section 3.4, this Plan may be modified or amended by a written instrument signed by Seller and Broker-Dealer, provided that the modification or amendment has been approved by the Issuer.

5.4 Publicity. No public release or announcement concerning the Plan or the sales contemplated hereby shall be made without the prior approval of the Seller and the Issuer, except as required by applicable law or as otherwise set forth herein.

5.5 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Illinois.

5.6 Indemnification; Limitation of Liability.

(a) Seller agrees to indemnify and hold harmless Broker-Dealer and its directors, officers employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Broker-Dealer’s actions taken or not taken in compliance with this Plan or arising out of or attributable to any breach by Seller of this Plan (including Seller’s representations and warranties hereunder) or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Plan.

(b) Notwithstanding any other provision hereof, Broker-Dealer shall not be liable to Seller for:

(i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other acts of nature.

(c) Seller has consulted with Seller’s own advisors as to the legal, tax, business, financial and Seller related aspects of, and Seller has not relied upon Broker-Dealer or any person affiliated with Broker-Dealer in connection with, Seller’s adoption and implementation of this Plan.

(d) Seller acknowledges and agrees that in performing Seller’s obligations hereunder neither Broker-Dealer nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller’s assets, or exercising any authority or control respecting management or disposition of Seller’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller’s assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither Broker-Dealer nor any of its affiliates nor any of their respective officers, employees, or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller’s assets.

5.7 Notice. All notices, reports, records or other communications that are required to be given to the parties under the Plan shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or electronic mail, or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission or electronic mail and confirmed in writing within three Trading Days thereafter, or sent by prepaid air courier; or (b) three Trading Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other party in the manner provided in this section):

If to Seller:	The Schuler Family GST DTD 06/06/03 c/o Robert Moore 830 North Blvd. Ste. #2 Oak Park, IL 60301-1354 Phone: (312) 865-6586 Email: Robert@schulergst.com Cell: (312) 865-6586

With copies to:

Lindsey A. Smith	Lindsey.Smith@sidley.com	(312) 853-2210

Justin D. Petersen	Justin.Petersen@sidley.com	(312) 853-3483

If to Issuer:	KCG Holdings, Inc. 545 Washington Boulevard Jersey City, NJ 07310 Phone: (201) 222-9400

With copies to:

John McCarthy	JMcCarthy@KCG.com	(201) 222-9400

Robert McQueen	RMcQueen@KCG.com	(201) 222-9400

Regina Ingberman	Ingbermanr@sullcrom.com	(212) 558-7923

If to Broker-Dealer:	William Blair & Company, L.L.C. 222 West Adams Street Chicago, Illinois 60606 Attn: Eric Rowley/Steve Hillstrom Phone: (312) 364-8536 Email: erowley@williamblair.com
shillstrom@williamblair.com

Copy to General Counsel:	William Blair & Company, L.L.C. 222 West Adams Street Chicago, Illinois 60606 Attn: Arthur J. Simon Phone: (312) 364-8679 Telefax: (312) 551-4646
Email: asimon@williamblair.com

5.8 Issuer Reliance. The Issuer and the Issuer’s counsel may rely on the representations of Seller and Broker-Dealer set forth in this Plan as if they were made directly to the Issuer and the Issuer’s counsel.

5.9 Entire Agreement. This Plan contains the entire agreement between the parties with respect to the transactions described herein, and supersedes all prior agreements, written or oral, with respect to thereto.

5.10 Counterparts. This Plan may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

*            *             *

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

William Blair & Company, LLC

By:		Date:
Name:	Arthur J. Simon
Its:	Principal and General Counsel

SCHULER FAMILY GST TRUST DTD 06/06/03

By:	Date:
Signature
Robert Moore
Title: Trustee

Issuer Acknowledgement

By:		Date:
Signature

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